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Exhibit 99.1

FOR IMMEDIATE RELEASE April 26, 2004
CONTACT:
Debra J. Richardson, Sr. Vice President
(515) 273-3551, drichardson@american-equity.com
 John M. Matovina, Vice Chairman
(515) 273-3552, jmatovina@american-equity.com
 D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com

American Equity Investment Life Holding Company announces
$30 Million Trust Preferred Pool Transaction

        WEST DES MOINES, Iowa (April 26, 2004)—American Equity Investment Life Holding Company (NYSE:AEL) announced today that it expects to issue $30 million of floating-rate trust preferred securities in a trust preferred pool transaction during the second quarter of 2004.

        The trust preferred securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or otherwise sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities. The company's headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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  Exhibit 99.1